Exhibit 19.1

LANTRONIX, INC.

INSIDER TRADING POLICY

and

Guidelines with Respect to Certain Transactions in Securities

Amended and Restated effective as of August 29, 2023

i

INTRODUCTION

Lantronix, Inc. (together with its subsidiaries, the “Company”) prohibits the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”) and may also be violations of federal and state securities laws.

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be subject to civil and criminal liability.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and state regulators (as well as the New York and California Attorneys General and the Department of Justice) use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

•	damages in a private lawsuit;
•	disgorging any profits made or losses avoided;
•	imprisonment;
•	substantial criminal fines;
•	substantial civil fines based on the profit gained or loss avoided;
•	a bar against serving as an officer or director of a public company; and
•	an injunction against future violations.

1

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability includes civil fines, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Insider Trading Compliance Officer

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer (the “Insider Trading Compliance Officer”), who is the Company’s Chief Financial Officer. The Insider Trading Compliance Officer is generally responsible for the administration of this Policy. The Insider Trading Compliance Officer may select others to assist with the execution of his or her duties.

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Insider Trading Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, you may send a letter addressed to the Insider Trading Compliance Officer at 48 Discovery, Suite 250, Irvine, CA 92618. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

2

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents, any corporations, partnerships or other business entities controlled or managed by you, any trusts for which you are the trustee or have a beneficial pecuniary interest, and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales, gifts, charitable contributions and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

3

MATERIAL NONPUBLIC INFORMATION

“Material” information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:

•	Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
•	Restatements of financial results, or material impairments, write-offs or restructurings;
•	Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•	Business plans or budgets;
•	Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•	Impending bankruptcy or financial liquidity problems;
•	Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•	Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•	Significant developments in research and development or relating to intellectual property;
•	Significant legal or regulatory developments, whether actual or threatened;
•	Major events involving a company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•	Significant cybersecurity incidents, such as a data breach, or any other significant disruption in a company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

4

•	Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;
•	The existence of a special blackout period; and
•	Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material,” you should consult with the Insider Trading Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Information can be broadly disseminated to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. Any questions as to whether information is nonpublic should be directed to the Insider Trading Compliance Officer.

Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity until the close of business on the second full trading day following the date of public disclosure of the information. The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes,

(ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (for example, entering into an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.

In addition, all officers, employees and agents of the Company are required to comply with any confidential information or invention assignment agreement with the Company to which they are subject.

5

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions” below, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Company’s Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please contact the Chief Financial Officer for specific questions.

In the event that you inadvertently disclose any material nonpublic information, you must immediately contact the Insider Trading Compliance Officer so that the required corrective action may be taken.

6

TRADING BLACKOUT PERIODS AND PRECLEARANCE PROCEDURES

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions” below, all employees, directors, executive officers and any agents or other individuals designated by the Insider Trading Compliance Officer must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin at the end of the first trading day following the fifteenth day of the last month of each fiscal quarter and end at the close of business on the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of the Insider Trading Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period, but is not required to explain the reason for the special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities and should not disclose to others the fact of such suspension of trading until instructed otherwise by the Insider Trading Compliance Officer.

Regulation BTR blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

7

Preclearance requirements

Because the Company’s directors, executive officers, Corporate Controller, and direct reports to the Chief Executive Officer (“Covered Insiders”) are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during an open trading window, without first pre-clearing all transactions in the Company’s securities. These procedures also apply to transactions by members of such person’s immediate family and others with whom such person shares a household, such person’s economic dependents, any corporations, partnerships or other business entities controlled or managed by such person, any trusts for which such person is the trustee or has a beneficial pecuniary interest, and any other individuals or entities whose transactions in securities such person influences, directs or controls. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors other than and in addition to Covered Insiders. The Company will notify Covered Insiders and any other covered individuals if they are subject to the pre-clearance requirement.

Except as discussed in the section entitled “Limited Exceptions” below, no Covered Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, charitable contribution, pledge or loan of) any Company security at any time without first obtaining prior approval from the Insider Trading Compliance Officer and the Company’s Chief Legal Officer. A request for preclearance should be submitted at least three business days in advance of the proposed transaction. The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Transactions by the Insider Trading Compliance Officer must be pre-cleared by the Company’s Chief Executive Officer and Chief Legal Officer.

The Insider Trading Compliance Officer may revoke pre-clearance of a trade at any time before a transaction is executed. Unless revoked, a grant of permission will normally remain valid until the beginning of the next blackout period. If a transaction (or any portion of a transaction) is not executed before the beginning of the next blackout period, a new request for pre-clearance of the transaction will be required.

Notwithstanding receipt of pre-clearance, if the person requesting pre-clearance becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as blackout periods, to the extent applicable.

Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

8

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. You and any person acting on your behalf are moreover specifically prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Stock options, stock appreciation rights, and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to these prohibitions.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.

Using Company securities as collateral for loans

If you are required to comply with Section 16 (“Section 16”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the blackout periods under this Policy, you may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from pledging Company securities as collateral for loans, you should exercise caution when doing so.

Holding Company securities in margin accounts

If you are required to comply with Section 16 or the blackout periods under this Policy, you may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.

Placing open orders with brokers

You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods, you should so inform any broker with whom you place any open order at the time it is placed.

9

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16, to the extent applicable. You are responsible for complying with applicable law at all times.

Receipt and vesting of stock options, restricted stock units, restricted stock and stock appreciation rights

The trading restrictions and preclearance requirements in this Policy do not apply to the grant or award to you of stock options, restricted stock units, restricted stock or stock appreciation rights by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. However, the trading restrictions and preclearance requirements do apply to any subsequent sales of any such securities.

Exercise of stock options for cash

The trading restrictions in this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Purchases from the employee stock purchase plan

The trading restrictions and preclearance requirements in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions and preclearance requirements do apply to any subsequent sales of any such securities.

Certain 401(k) plan transactions

The trading restrictions and preclearance requirements in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions and preclearance requirements do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre- payment will result in the allocation of loan proceeds to a Company stock fund.

Stock splits, stock dividends and similar transactions

The trading restrictions and preclearance requirements in this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

10

Bona fide gifts or charitable contributions

Bona fide gifts or charitable contributions of securities generally are not considered a “sale” under insider trading laws but are subject to limitations under this Policy. As a general rule, no gift or charitable contribution of the Company’s securities may be made by you during a blackout period or at any time when you are aware of material nonpublic information. Bona fide gifts and charitable contributions of equity securities must be reported to the SEC on Form 4 within two (2) business days after such gift or contribution is made, in accordance with Rule 16a-3 promulgated under the Exchange Act, and as with all other transactions in equity securities, it is your responsibility to promptly inform the Company of the consummation of any gift or charitable contribution of securities.

Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions or preclearance requirements under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Transactions under approved 10b5-1 trading plans

The trading restrictions and preclearance requirements in this Policy do not apply to transactions effected under a Pre-Approved Trading Plan as defined in, and approved and adopted in compliance with the requirements of, the Company’s Rule 10b5-1 Trading Plan Policy, which is attached hereto as Appendix A and incorporated in this Policy.

Other exceptions

Any other exception from this Policy must be approved by the Insider Trading Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16

Section 16, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. Each of the Corporation’s directors and each officer subject to Section 16 (a “Section 16 Officer”) is required to comply with Section 16, and the related rules and regulations, because of his or her position with the Company.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, charitable contributions, transfers, and pledges, promptly following execution.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

11

ADDITIONAL INFORMATION

Availability of Policy

This Policy will be made available to all directors, officers, employees and agents of the Company when they commence service with the Company. Each director, officer, employee and agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Insider Trading Compliance Officer.

* * *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

12

APPENDIX A

RULE 10B5-1 TRADING PLAN POLICY

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading that is available to a person making a purchase or sale of securities who demonstrates that the purchase or sale was effected pursuant to a pre-arranged “trading plan” that meets certain conditions.

The Company has adopted an insider trading policy (the “Policy”) that provides that the trading restrictions and preclearance requirements set forth in the Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1. This Appendix A to the Policy (referred to below as the “Trading Plan Policy”) is intended to provide additional information regarding the Company’s policy toward Rule 10b5-1 trading plans. All defined terms used in this Appendix A without definition have the definitions provided in the Policy.

The Company’s policy is to permit employees, officers, and directors to enter into trading plans, but only if those plans are pre-approved by the Company’s Insider Trading Compliance Officer (or in the case of plans to be entered into by the Insider Trading Compliance Officer, pre-approved by the Company’s Vice President, Human Resources, Legal and Business Affairs). In the event the Insider Trading Compliance Officer is unavailable, he or she may delegate pre-approval authority under this paragraph to the Vice President, Human Resources, Legal and Business Affairs, provided that such delegation shall be set forth in writing (including by email); and provided further that the Insider Trading Compliance Officer may not delegate pre-approval authority to the Vice President, Human Resources, Legal and Business Affairs for proposed plans of the Vice President, Human Resources, Legal and Business Affairs. In the discussion below, we use the term “Pre-Approved Trading Plan” to refer to a Rule 10b5-1 trading plan that has been pre-approved by Company management as described in this paragraph.

The Insider Trading Compliance Officer is assigned the job of approving Pre-Approved Trading Plans as to form only, not as to substance. You have wide latitude in creating the terms of a Pre-Approved Trading Plan. You may create your own Pre-Approved Trading Plan, or you may want to hire an expert to assist you in considering the financial, legal, and tax consequences to you of doing so.

The following questions and answers provide general background regarding Rule 10b5-1 trading plans and information regarding the Company’s policy toward Rule 10b5-1 trading plans.

What is a Rule 10b5-1 trading plan?

A Rule 10b5-1 trading plan is a binding contract, instruction, or written plan that allows an employee, officer, or director to sell a designated number of securities at preset times and prices. If a plan is established in accordance with the requirements of Rule 10b5-1, it can act as an affirmative defense to insider trading liability with respect to any trades made pursuant to the plan.

What are the requirements of the Rule 10b5-1 affirmative defense?

A trading plan must meet the following requirements if it is to be used as an affirmative defense under Rule 10b5-1:

•	The plan must be adopted at the time the officer, director or employee is not aware of material non-public information;

•	The plan must be in the form of:
-	a binding contract to purchase or sell the security;
-	an instruction to another person to buy or sell the security for the instructing person’s account; or
-	a written plan for trading securities;

A-1

•	The plan must either:
-	specify the amounts of securities, prices and dates for the transactions;
-	include a written formula or algorithm or computer program for determining the amounts of securities to be purchased or sold and the prices and dates for the transactions; or
-	not permit the person adopting the plan (or anyone else with access to material non-public information) to “exercise any subsequent influence over how, when, or whether to effect purchases or sales”;

•	After a plan is adopted, the purchases or sales must be made in compliance with the plan – the person adopting the plan cannot alter the plan, cause the plan to be deviated from, or enter into a corresponding or hedging securities position with respect to the securities to be purchased or sold under the plan; and

•	The plan must be “entered into in good faith, and not as part of a plan or scheme to evade” the general prohibition against trading on the basis of material non-public information contained in Rule 10b-5, and the person who entered into the plan must act in good faith with respect to the plan for the duration of the plan.

Because a Rule 10b5-1 trading plan is a potential affirmative defense, and not an absolute protection, the person who is buying or selling securities under a plan must, when faced with a claim of insider trading, demonstrate that these requirements were met in order to rely on this defense.

It is your responsibility to establish the plan in good faith, meaning that you are not aware of any material non-public information at the time you adopt the plan. Once your plan is established, you should not deviate from the selling parameters (we discuss modifications to plans below) or exercise any subsequent influence over how, when, or whether to effect purchases or sales under the plan, as any attempt to alter or deviate from the plan may jeopardize the affirmative defense for any trades made under the plan.

If a Pre-Approved Trading Plan is modified, altered or not abided by, any protections of the rule may be lost for trades after the time of that event, although a new Rule 10b5-1 trading plan can be adopted while the person is not aware of any material non-public information. Also, entering into a corresponding or hedging transaction will disqualify trading from protection.

What are the advantages of these plans?

Rule 10b5-1 trading plans can provide an affirmative defense to insider trading liability with respect to trades made pursuant to the plan. Specifically, your trades pursuant to a Rule 10b5-1 trading plan that complies with the legal requirements will not be viewed as having been made on the basis of material non-public information if you can demonstrate that the transactions in question were effected according to a written contract that was established in good faith when you were not aware of any material, non-public information and moreover that the written contract was not as part of a plan or scheme to evade the general prohibitions against trading on the basis of material non-public information and that you acted in good faith with respect to the plan for the duration of the plan.

What are the disadvantages of these plans?

Rule 10b5-1 trading plans require you to determine in advance the specific parameters under which the plan will be buying or selling stock. As such, you will have no ability to impact transactions under the plan until the plan expires or a modification to the plan is completed. Further, the times during which you may modify the plan will be limited and each such modification will be treated as a termination of your original plan and the adoption of a new plan and will be subject to the same legal requirements at the time of modification as a newly adopted Rule 10b5-1 trading plan. Finally, hedging is not permitted.

Should my Rule 10b5-1 trading plan be disclosed to the Company?

Yes. It is required that all Rule 10b5-1 trading plans be disclosed to and pre-approved as set forth above. This is to ensure that the arrangement complies with the Company’s policies when the trading plan is first adopted. Trading plans are to be submitted to the Company’s management for review a sufficient time in advance of implementation.

A-2

Will the Company publicly disclose that I adopted a Rule 10b5-1 trading plan?

Yes. Pursuant to the requirements of applicable federal securities laws or as otherwise deemed appropriate by the Company’s management, the Company will disclose material details of any Rule 10b5-1 plans or other similar plans adopted, terminated or modified by any director or officer during the relevant quarter in its quarterly and annual reports, including the identity of the director or officer, the date of adoption, termination or modification, the duration of the plan and the aggregate number of securities covered by the plan (but, as a rule, not pricing terms). In addition, if a director or a Section 16 Officer makes a purchase or sale of the Company’s securities pursuant to a Pre-Approved Trading Plan, the Company will disclose that fact and the date the relevant plan was adopted in the required Form 4 or Form 5 filed with the SEC.

Should a trading plan be on paper?

Yes. While Rule 10b5-1 provides flexibility as to the structure of a plan or instruction, in the event the transactions are questioned it is essential that you be able to produce written evidence of the trading plan. Therefore, this Trading Plan Policy requires that all Pre-Approved Trading Plans be in writing.

When can I enter into a plan?

You may enter into a plan only when the trading window is open and only when you are not aware of any material non-public information about the Company or its securities. Please refer to the Policy for a discussion of the Company’s quarterly blackout periods.

Can my plan provide for transactions on the date I adopt it?

No. To provide greater assurance that you will be able to demonstrate that you were not aware of any material non-public information at the time you adopted your plan, this Trading Plan Policy requires that all Pre-Approved Trading Plans provide that there will not be any possible transactions under the plan until the later of (a) 90 days after the date on which the relevant plan is signed by you, or (b) two business days following the filing of the relevant periodic report (on Form 10-K or Form 10-Q) for the fiscal quarter in which the plan was adopted or modified, but in no event to exceed 120 days. This waiting period of between 90 and 120 days, as applicable, between the signing of the relevant plan by you and the earliest possible transaction date under that plan is referred to in this Trading Plan Policy as a “Cooling-Off Period” and supports the position that trades made under the Pre-Approved Trading Plan were not made on the basis of material non-public information.

Should you modify your Pre-Approved Trading Plan after it has been signed by you (including a change to the amount, price, or timing of the purchase or sale of securities or the substitution or removal of a broker thereunder), your modified Pre-Approved Trading Plan will be treated as the termination of your original plan and the adoption of a new plan, and must provide that there will not be any possible transactions under the modified plan until the expiration of a new Cooling-Off Period following the date on which the modified plan is signed by you.

What details should I include in my plan?

In general, you must specify a sales period, share amount, and limit price for all transactions to be executed under your plan. Your plan should clearly provide that no sales under the plan may occur until the expiration of the applicable Cooling-Off Period following the date on which the plan (or modified plan) is signed by you.

A-3

What securities can I include in my plan?

You may include shares of the Company’s common stock that you hold outright and/or shares underlying your stock options or other equity awards, such as restricted stock units, in your Rule 10b5-1 trading plan. However, you should note that if you include shares underlying your stock options or restricted stock units, those shares may not be sold under the plan unless and until your options or restricted stock units, as applicable, have become vested with respect to those shares.

Can I use a Pre-Approved Trading Plan to pay the exercise price and taxes in connection the exercise of stock options or vesting of restricted stock units, as applicable?

Yes. A Rule 10b5-1 trading plan can include the sale of shares to cover tax withholding obligations upon on the exercise of stock options or the vesting of restricted stock units. It also is possible to implement a plan solely for the exercise of options. However, if you intend to exercise options and effect any corresponding sales of those option shares, the exercise and the sale should both be provided for in the Rule 10b5-1 trading plan. In certain instances, such plans will constitute a “Sell-to-Cover Plan” and will be excepted from certain requirements set forth in this Policy as further described below.

Can I use a Pre-Approved Trading Plan to make a gift?

Yes. The SEC has stated that a donor of securities could be subject to insider trading liability, if the donor gifts a security of an issuer in fraudulent breach of a duty of trust and confidence because at the time of the gift the donor had material nonpublic information and knew – or should have known – that the recipient would sell the securities before that information was publicly disclosed. The SEC has also clarified, however, that the affirmative defense of Rule 10b5-1 is available for any gift that might otherwise subject the donor to insider trading liability. This Trading Plan Policy permits you to use a Pre-Approved Trading Plan when making a future gift to be effected outside of the Company’s trading windows (such as at the end of the calendar year), provided the plan meets the same requirements applicable to Pre-Approved Trading Plans for sales of securities, including the relevant Cooling-Off Period. If you are a Section 16 Officer or a director, bona fide gifts and charitable contributions of equity securities must be reported to the SEC on Form 4 within two (2) business days after such gift or contribution is made, and as with all other transactions in equity securities, it is your responsibility to promptly inform the Company of any gift or charitable contribution of securities.

Am I required to certify that I was not aware of any material non-public information when I adopted the Pre-Approved Trading Plan?

Yes. You must include a written representation in the Pre-Approved Trading Plan that (i) you are not aware of any material non-public information at that time and (ii) you are adopting (or modifying) the Pre-Approved Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or 10b5-1.

How do I decide how many shares to sell and at what price?

The terms of your plan will depend on your financial plan, investment objectives, and liquidity needs. The Company does not make recommendations regarding the purchase or sale of the Company’s securities or any other investment transaction by its employees.

Can a Rule 10b5-1 trading plan involve a limit order?

Yes. Rule 10b5-1 specifically contemplates the use of limit orders and contemplates all other standard kinds of brokerage orders.

A-4

Is there a required term for a Rule 10b5-1 trading plan?

Rule 10b5-1 does not impose a minimum duration for plans. A trading plan with a very short term may, however, raise issues as to your satisfaction of the “good faith” and “no scheme to evade” requirements of Rule 10b5-1. This Trading Plan Policy requires Pre-Approved Trading Plans to have a minimum term of six months. Subject to this minimum term, you can determine the end date for your plan.

Can I enter into more than one Pre-Approved Trading Plan at a time?

The affirmative defense under Rule 10b5-1 is not available for persons entering into multiple or overlapping 10b5-1 plans for purchases or sales of Company securities on the open market, with limited exceptions. Except as otherwise provided in Rule 10b5-1 under the Exchange Act, this Trading Plan Policy permits no more than one (1) Pre-Approved Trading Plan to be in effect at any time with respect to the purchase or sale on the open market of the Company’s securities beneficially owned by you, with the exception of one later-commencing Pre-Approved Trading Plan under which trading is not authorized to begin until after all trades under an existing, earlier-commencing Pre-Approved Trading Plan are completed or expired without execution. Such later-commencing Pre-Approved Trading Plan is subject to the applicable Cooling-Off Period; provided, however, that if the earlier-commencing plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-commencing plan shall run from the date of such earlier termination (and not from the date the later-commencing plan was adopted). Moreover, a contract, instruction, or plan providing for an eligible sell-to-cover transaction that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units, and for which you may not otherwise exercise control over the timing of such sales (a “Sell-to-Cover Plan”), is not covered by the prohibitions on multiple plans described in this paragraph.

Can I enter into a Pre-Approved Trading Plan covering a single trade?

Other than Sell-to-Cover Plans, no more than one (1) Pre-Approved Trading Plan that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction may be in effect within any twelve (12) month period.

If I enter into a Pre-Approved Trading Plan, can I sell shares outside that plan?

If you are in an open-window period, you can trade shares in addition to those covered by your Pre-Approved Trading Plan. Shares identified to be sold under the Pre-Approved Trading Plan and shares underlying options or restricted stock units that are identified to be sold under the Pre-Approved Trading Plan cannot be sold outside of the plan. Please keep in mind the Company’s mandatory pre-clearance requirements for trades by directors, executive officers and certain other employees as discussed in the Policy. Moreover, shares traded outside the Pre-Approved Trading Plan will not have the affirmative defense of Rule 10b5-1(c) even if those trades were pre-cleared under the Policy.

Can I terminate my Pre-Approved Trading Plan?

Rule 10b5-1 does not prohibit you from terminating your plan. There may, however, be limitations or conditions on termination in your plan. Further, you should note that the SEC has stated that the termination of a plan or the cancellation of one or more plan transactions could affect the availability of the Rule 10b5-1(c) defense for prior plan transactions if it calls into question whether the plan was entered into in good faith. Your plan will expire according to its terms, based on, for example, a termination date, the sale of all identified shares, or death. The reasons a plan may be terminated should be specified in your plan.

Can I terminate my Pre-Approved Trading Plan while I am aware of any material non-public information?

You may terminate your Pre-Approved Trading Plan at any time, except during a quarterly or special blackout period or when you are aware of any material non-public information about the Company or its securities. Please refer to the Policy for additional information regarding blackout periods. Further, please note that the use of non-public information to terminate a Pre-Approved Trading Plan could affect the availability of the Rule 10b5-1(c) defense for prior plan transactions if it calls into question whether the plan was entered into in good faith and, therefore, this Trading Plan Policy does not permit termination of a Pre-Approved Trading Plan while you are aware of any material non-public information about the Company or its securities.

A-5

If I terminate my Pre-Approved Trading Plan, may I then enter into a new plan?

Yes. You should note, however, that the prompt entry into a new plan may call into question whether the terminated plan or the new plan was entered into “good faith.” This Trading Plan Policy permits the adoption of a new Pre-Approved Trading Plan following the termination of a prior plan only if the new plan provides for a new Cooling-Off Period between the date the prior Pre-Approved Trading Plan was terminated and the date that trades may be made under the new Pre-Approved Trading Plan.

Can I modify my Pre-Approved Trading Plan?

Yes. However, once you have adopted a Pre-Approved Trading Plan, you should stick to the plan and try to refrain from making any modifications to the plan. As a general rule, you should not make more than one modification to a Pre-Approved Trading Plan in any twelve (12) month period.

Any proposed modification to your Pre-Approved Trading Plan must be pre-approved following the same procedures that apply to the pre-approval of a new plan. This means that any proposed modification: (1) must be provided to the Insider Trading Compliance Officer and pre-approved pursuant to this Trading Plan Policy prior to its adoption; (2) may be adopted only during an open trading window; (3) must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or 10b5-1; and (4) may not be adopted at a time when you are aware of any material non-public information about the Company or its securities. When you request review and pre-clearance of the modification to your Pre-Approved Trading Plan by the Company, you will be asked to certify that you are not currently aware of any such material non-public information.

When your original Pre-Approved Trading Plan undergoes any modifications, alterations, or amendments, it will be treated as a new Rule 10b5-1 trading plan under this Trading Plan Policy and will require the same formalities as the original adoption of such a plan requires. Among other such requirements, your modified plan must provide that there will not be any possible sales under the modified plan until the expiration of the Cooling-Off Period following the date on which the modified plan is signed by you.

Can the Company cause my Pre-Approved Trading Plan to be suspended or terminated?

Yes, if the Company determines that suspension or termination of the Pre-Approved Trading Plan is in the best interests of the Company.

Can I trade during a Company-prescribed blackout pursuant to a Pre-Approved Trading Plan that I adopted before the blackout period?

Yes, but only pursuant to the Pre-Approved Trading Plan itself. The Policy allows Rule 10b5-1 trading plans that may provide for future sales during or outside blackout periods. However, under this Trading Plan Policy you cannot do the following during a blackout period: (1) adopt a Rule 10b5-1 trading plan; (2) modify a Pre-Approved Trading Plan; (3) terminate a Pre-Approved Trading Plan; or (4) communicate any material non-public information to any person handling the Pre-Approved Trading Plan.

After a Pre-Approved Trading Plan is in place can I talk to my broker about the plan?

It is a requirement of the affirmative defense provided by Rule 10b5-1 that you act in good faith with respect to a Pre-Approved Trading Plan adopted by you for the duration of the plan. Sometimes you cannot or should not communicate with the broker. If you are aware of any material non-public information, you may not modify, alter, amend, or terminate any Pre-Approved Trading Plan or exercise any subsequent influence over how, when, or whether to effect purchases or sales and, therefore, you should not have any communication with the broker about the trading plan. If you have established a trading account where the broker has discretion to trade, you must never give the broker any material non-public information. If the broker were to have such information, the broker could not make any discretionary sales or otherwise change the trading plan.

However, if you are not aware of any material non-public information and you are not affected by a blackout period, it is permissible for you to modify your Pre-Approved Trading Plan, as discussed above.

A-6

What else do I need to consider when setting up a plan?

Rule 10b5-1 is not the only rule you need to take into consideration. For example, officers and directors have filing requirements that are not dealt with in this document, including the required filings under Rule 144 of the Securities Act of 1933, as amended, and Section 16. You should consult an attorney as appropriate. Further, you also should consult your financial and tax advisors about the financial, tax, and estate planning implications of your plan.

Please understand that none of the Company, the Company’s management, nor any other employee, officer, director, or representative of the Company is making or will make any representation or warranty as to whether a trading plan you adopt complies with the requirements of Rule 10b5-1 or any other applicable securities laws, nor will they make any determination regarding whether the timing of entry into such a trading plan or of any modification to such plan is appropriate. Compliance with those requirements is solely your responsibility, notwithstanding the fact that a representative of the Company has pre-cleared your trading plan. Further, the pre-clearance of your trading plan relates to the form of that trading plan only and not the substance of the trading plan. We strongly encourage you to consult with your legal, financial, and tax advisors before adopting, modifying, altering, or amending a Rule 10b5-1 trading plan.

*     *     *

[The remainder of this page intentionally left blank.]

A-7